Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Art Technology Group, Inc. pertaining to the Amended and Restated 1999 Outside Director Stock Option Plan of our reports dated March 11, 2008, with respect to the consolidated financial statements of Art Technology Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Art Technology Group, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 11, 2008